Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

November 18, 2009

Barclays Capital

FREQUENTLY ASKED QUESTIONS

About Barclays ETN+ Notes

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SUPERTRACKSM NOTES

ETN+ NOTES – FAQ

BARCLAYS ETN+ NOTES are innovative investment products from Barclays that seek to provide investors with a new way to access leveraged returns of a market or strategy, less certain costs and fees. The following are answers to questions financial professionals and individuals commonly ask about Barclays ETN+ Notes.

Barclays ETN+ Long Notes:[1]

Security	Ticker	Long or Short	Financing Rate[2]	Maturity Date[3]
Long B Exchange Traded Note Linked to the S&P 500 Total Return Index	BXUB	Long	T-Bills + 0.75% p.a.	11/20/2014
Long C Exchange Traded Note Linked to the S&P 500 Total Return Index	BXUC	Long	T-Bills + 0.75% p.a.	11/20/2014

Barclays ETN+ Short Notes:[1]

Security	Ticker	Long or Short	Interest Rate[2]	Maturity Date[3]
Short B Exchange Traded Note Linked to the S&P 500 Total Return Index	BXDB	Short	T-bills – 0.40% p.a.	11/20/2014
Short C Exchange Traded Note Linked to the S&P 500 Total Return Index	BXDC	Short	T-bills – 0.40% p.a.	11/20/2014
Short D Exchange Traded Note Linked to the S&P 500 Total Return Index	BXDD	Short	T-bills – 0.40% p.a.	11/20/2014

An investment in Barclays ETN+ Notes involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

1 As of November 18, 2009.

2 Unlike most funds or ETFs, the Barclays ETN+ Notes do not charge a fixed fee on the value of each security; instead they charge an annualized fee based on notional cash amounts underlying each security. "T-bills" refers here to the yield to maturity of the most recent weekly auctioned 91-day US Treasury Bills. For more details of the fees or costs of the Barclays ETN+ Notes, and hypothetical examples as to how these can affect the performance of the Notes, investors should consult the applicable pricing supplement.

3 There will be an automatic redemption of any series of Barclays ETN+ Notes (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday indicative note value is less than or equal to $10.00 for each security. Before investing in Barclays ETN+ Notes, investors should read full the pricing supplement for each Barclays ETN+ Note, available through visiting www.barx-is.com.

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ETN+ NOTES – FAQ

Barclays ETN+ notes overview

What are the Barclays ETN+ Notes?

Barclays ETN+ Notes (the Notes) are senior, unsecured, unsubordinated debt securities issued by Barclays Bank PLC (the Issuer). They are designed to provide investors with a new way to access leveraged returns based on the performance or inverse performance of market benchmarks or strategies. The primary features of the Barclays ETN+ Notes are a leveraged return,

a fixed maturity date, a stop-loss mechanic resulting in automatic early redemption, and an optional redemption feature for holders.

Exchange Traded Notes (ETNs) are not equities, exchange traded funds or index funds, but they do share several characteristics. For example, like equities, they trade on an exchange and can be shorted. Similar to an index fund, ETNs are linked to the return of a benchmark index. In addition to trading the ETNs on an exchange at a market price, investors may redeem the ETNs directly with the Issuer at their intrinsic economic value, represented by a Closing Indicative Note Value. In order to redeem the ETNs directly with the Issuer, an order needs to be of a certain minimum size.

Who is the Issuer?

Barclays Bank PLC is the Issuer. Barclays is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services, with an extensive international presence in Europe, the USA,

Africa and Asia. With over 300 years of history and expertise in banking, Barclays operates in over

50 countries and employs 147,000 people. Barclays moves, lends, invests and protects money for over 42 million customers and clients worldwide. For further information about Barclays, please visit our website www.barclays.com.

Who is Barclays Capital Inc.?

Barclays Capita l Inc. will act as the Issuer’s agent in connection with the distribution of the

Barclays ETN+ Notes. Barclays Capital Inc. is an affiliate of Barclays Bank PLC and is a registered

U.S. broker/dealer regulated by the SEC and FINRA.

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ETN+ NOTES – FAQ

Who may be suitable to invest in Barclays ETN+ Notes?

The Barclays ETN+ Notes have been designed in order to provide transparent investment solutions to investors who:

have a strong directional view of the market, and specifically of the performance • ormance of the Index;

• are prepared to assume the relevant costs and fees associated with the notes;

• understand the risk factors described in the applicable pricing supplement and accompanying prospectus supplement;

• understand how leverage can effect the returns of investments.

The Barclays ETN+ Notes may not be a suitable investment for investors who:

• are not willing to be exposed to a leveraged investment in general or to a leveraged investment linked to the relevant Index in particular;

• are not prepared to assume the relevant costs and fees associated with the notes;

• are seeking a guaranteed minimum return on their investment or current income from their investment;

• do not understand how leverage can effect the returns of investments.

Do the Barclays ETN+ Notes currently available make interest payments?

No.

Do the Barclays ETN+ Notes currently available make dividend distributions?

No.

Do the Barclays ETN+ Notes currently available offer principal protection?

No. Investors will receive return linked to the leveraged performance or inverse performance of the index to which the Barclays ETN+ Note is linked, less certain costs and fees. The index may go up or down. Even if the index goes up in the case of Long Notes, or down in Short Notes, investors may not recover their principal once costs are deducted.

Do Barclays ETN+ Notes have voting rights?

No. The Barclays ETN+ Notes are debt securities and have no voting rights.

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ETN+ NOTES – FAQ

Are Barclays ETN+ Notes registered?

Yes. Barclays ETN+ Notes are registered under the Securities Act of 1933.

Are Barclays ETN+ Notes rated?

No. Barclays ETN+ Notes are not rated, but rely on the ratings of their issuer,

Barclays Bank PLC.1

VALUATION AND TRADING OF THE BARCLAYS ETN+ NOTES

How are the returns of Barclays ETN+ Notes calculated?

The Notes are designed to provide investors with a leveraged return that is linked to the performance, or inverse performance, of a market benchmark less certain costs and fees.

Where is their value published?

An intraday indicative note value (IINV), which is meant to approximate the intrinsic economic value of each Barclays ETN+ Note, is calculated on every index business day. NYSE Arca publishes its calculation of the IINV for each Note every 15 seconds under the applicable ticker symbol.2 Additionally, a Closing Indicative Note Value (CINV) for each Note is calculated and published each day under the applicable ticker symbol. For a more complete description of how the IINV and CINV are calculated for each series of Barclays ETN+ Notes, please see the applicable pricing supplement.

What is the Stop Loss feature?

In order to limit the potential l loses to the Issuer from extreme market movements,

there will be an automatic redemption of any series of the Notes if, on any day prior to or on the final valuation date, the IINV is less than or equal to $10 per security. Upon the occurrence of a

Stop-Loss event, investors in that series of Notes will receive a redemption amount that will be significantly less than the issue price and will receive no greater than $10 per note. Accordingly,

you may lose some or all of your principal if you invest in the Barclays ETN+ Notes.

1 Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the Barclays ETN+ Notes.

2 The NYSE Arca’s calculation of the IINV is expected to be based on the formulae provided in the relevant prospectus for each note. The IINV calculation is provided to indicate whether the valuation of the ETN has fallen to or below the pre-defined stop-loss trigger level only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption, or termination of the ETNs, nor does it reflect hedging or transaction costs, credit considerations, market liquidity, or bid-offer spreads. Published Index levels from the sponsor of the Index underlying the ETNs may occasionally be subject to delay or postponement. Any such delays or postponements will affect the IINV of the ETNs.

The underlying Index levels do not necessarily reflect the depth and liquidity of the underlying market. For this reason and others, the actual trading price of each ETNs may be different from its IINV.

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ETN+ NOTES – FAQ

Where are they traded?

The Barc lays ETN+ Notes are listed on the Arca platform at the New York Stock Exchange.

The current list of ETN+ Notes includes the following tickers3:

Ticker Long or Short Issue Price Stop Loss Trigger Initial Participation Underlying Index

BXUB Long $50.00 $10.00 3.00 S&P 500 Total Return IndexSM

BXUC Long $100.00 $10.00 2.00 S&P 500 Total Return IndexSM

BXDB Short $50.00 $10.00 1.00 S&P 500 Total Return IndexSM

BXDC Short $66.67 $10.00 2.00 S&P 500 Total Return IndexSM

BXDD Short $100.00 $10.00 3.00 S&P 500 Total Return IndexSM

When can I buy or sell Barclays ETN+ Notes?

Barc lays ETN+ Notes can be bought or sold any time during market hours.

Is there a minimum trade size?

There is no minimum trade size for the Barclays ETN+ Notes, similar to other publicly traded securities. In addition to being available for trading on an exchange, the Issuer, Barclays Bank PLC,

also provides a daily redemption service, at the option of the investor, for sufficiently large orders,

at least 25,000 units of a particular Barclays ETN+ Note, at a value equal to the CINV on the applicable valuation date.

Where can I find the closing indicative note value?

The closing indicative note value (CINV) is calculated each day and published to

www.barx-is.com as well as to common data providers such as Bloomberg.

3	As of November 18, 2009.

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ETN+ NOTES – FAQ

Over a single day, what multiple of Index performance will the notes return?

Unlike some leveraged or inverse investments , Barclays ETN+ Notes do not track a fixed multiple of the daily performance of the underlying index. Instead, on any given day the indicative value of any series of Notes will change by a multiple of index performance that is variable and depends, in part, on the then current intraday value (IINV) of the Barclays ETN+

Notes.

In order to allow investors to monitor the ratio of percentage daily changes in the IINV to daily index percentage returns, Thomson Reuters will calculate and publish every 15 seconds a

“Participation”4 for each Barclays ETN+ Note.

The participation is calculated by dividing the amount per note that is notionally exposed to the underlying index by the then current indicative value of each Barclays ETN+ Note. The participation is published intraday to common data providers such as Bloomberg, and once per day to

www.barx-is.com.

How can I find Barclays ETN+ Notes on Bloomberg?

Information regarding Barc lays ETN+ Notes can be found on Bloomberg by typing the relevant ETN’s trading symbol, then the “Equity” key, then “Go.”

Is a net asset value (NAV) calculated?

No. As Barclays ETN+ Notes are debt securities, and not mutual funds, they will not have an NAV.

4 The participation value will be published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for any series of Barclays ETN+ Notes, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of the notes.

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ETN+ NOTES – FAQ

What are the fees?

As the Barclays ETN+ Notes seek to replicate a long or short investment in the Index, certain charges and fees are built into the calculation of the CINV and the IINV.

Unlike most funds or ETFs, the Barclays ETN+ Notes do not charge a fixed fee on the value of each security; instead they charge an annualized fee based on notional cash amounts underlying each security (the financing level for Long Notes, and the T-bill amount for Short Notes). The notional cash amounts will vary according to short term US Treasury bill interest rates and the fixed fee,

and will not in general move in tandem with the underlying Index or the IINV or CINV. Therefore,

under certain circumstances and in particular in the case of Barclays ETN+ Notes where the financing level or T-bill amount is a high multiple of the CINV, the fees may represent a significant percentage of the CINV.

For full details of the accrued fees and costs for the Notes, and hypothetical examples as to how these can affect the performance of the notes, investors should consult the applicable pricing supplement.

How do I redeem?

To redeem the Barclays ETN+ Notes to the Issuer, investors must place a redemption order for at least 25,000 units of a particular note by sending a redemption order email to

etndesk@barcap.com by no later than 4:00 p.m. Eastern Standard Time on the business day prior to the applicable valuation date. For further details on optional redemption orders, investors should consult the procedures described in the applicable pricing supplement.

What are the differences between Barclays ETN+ Notes and

Leveraged Exchange Traded Funds (Leveraged ETFs)?

Both Barclays ETN+ Notes and leveraged ETFs provide investors with access to the leveraged returns or inverse returns of various market benchmarks. However, the Barclays ETN+

Notes are senior, unsecured debt securities issued by Barclays Bank PLC, whereas ETFs are typically registered investment companies and are collateralized by an underlying portfolio of securities.

In addition, Barclays ETN+ Notes are designed to provide investors with an alternative form of leveraged long (or short) investments to leveraged (or inverse) ETFs, which typically track a daily or monthly multiple of an index’s returns. Instead, the Notes track a fixed multiple of Index performance over the term of the Notes.

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ETN+ NOTES – FAQ

Differences and Similarities Between Barclays ETN+ Notes and Leveraged Exchanged Traded

Funds (Leveraged ETFs)

Barclays ETN+ Notes Leveraged ETF

Leveraged Performance Yes Yes

Liquidity Daily on Exchange Daily on Exchange

Registration Securities Act of 1933 Investment Company Act of 1940

Form Medium Term Note 40 Act Fund / UIT

Principal Risk Market and Issuer Risk Market Risk

Recourse Issuer Credit Portfolio of Securities

Performance Target Payment at Maturity Daily or Monthly Performance Target

Maturity Fixed Maturity* No

Path Dependency No* Yes

Institutional Size Redemption Daily to the Issuer Daily via Custodian

Formulaic Redemption Value Yes* No

* Subject to Stop-Loss Termination Event. An Index-linked security shows “Path Dependency” if its value on any given day cannot be derived from the current and initial values of the underlying Index, but instead is dependent on the historical “path” that the Index has taken over the calculation period.

Where can I find additional information about Barclays ETN+ Notes?

Additional information is available at www.barx-is.com.

INFORMATION FOR ADVISORS ONLY

Broker /dealers are reminded to consider FINRA Notice to Members 05–59 (September

2005) before recommending Barclays ETN+ Notes to their customers.

Is a Series 3 license required to sell Barclays ETN+ Notes?

No.

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ETN+ NOTES – FAQ

An investment in Barclays ETN+ Notes involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus supplement and pricing supplement.

Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S.

Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest,

you should read the prospectus, prospectus supplement, pricing supplement and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.

sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275

(Extension 3430). A copy of the prospectus may be obtained from Barclays Capital, Inc., 745 Seventh Avenue —Attn: US

InvSol Support, New York, NY 10019.

Barclays ETN+ Notes (the Securities) are unsecured debt obligations of Barclays Bank PLC (the Issuer)and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment,

and illiquidity. Investing in the Securities is not equivalent to direct investment in the Index or in the Index components. The accrued financing charges or accrued fees, as the case may be, will reduce the amount of your return at maturity or upon optional redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon optional redemption of your Securities even if the value of the Index has increased, in the case of Barclays ETN+ Long Notes, or decreased, in the case of Barclays ETN+ Short Notes. Barclays ETN+ Notes may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable pricing supplement.

Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500” and “S&P 500® Total Return IndexSM” are trademarks and service marks of

The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored,

endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the securities.

© 2009, Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property,

and used with the permission, of their respective owners.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

For more information please contact us at:

Phone: +1 212 528 7198

Email: SolutionSalesAmericas@barcap.com

or visit us at Barx-is.com